ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES

                             Ratio of Earnings to Fixed Charges
                                     Twelve Months Ended

                                   (Thousands of Dollars)
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

                                             YEAR     YEAR        YEAR       YEAR      YEAR
                                             1995     1996        1997       1998      1999
                                            ------- ---------   ---------- --------- ---------

Earnings

   Net Income                               $38,573  $46,303      $29,706   $44,968   $14,725
   Loss from Discontinued Operations                              $15,432
   Federal Income Tax                       22,769    24,294       22,316    22,836    38,158
   State Income Tax                            373       392          368     2,041     2,037
                                            ------- ---------   ---------- --------- ---------

          Total Earnings Before Federal
          and State Income Tax              61,715    70,989       67,822    69,845    54,920

          Fixed Charges*                    35,907    33,660       34,970    36,468    34,870
                                            ------- ---------   ---------- --------- ---------
          Total Earnings Before Federal and State

           Income Tax and Fixed             $97,622 $104,649     $102,792  $106,313   $89,790
          Charges
                                            ======= =========   ========== ========= =========



   * Fixed Charges

   Interest on Long-Term                    $26,620  $24,221      $23,216   $23,867   $26,326
   Debt
   Amortization of Debt Discount, Premium
   and Expense                               1,394     1,462        1,521     1,138     1,208
   Interest Component of Rentals             2,000     2,000        2,000     2,000     2,000
   Other Interest                            5,893     5,977        8,233     9,463     5,336
                                            ------- ---------   ---------- --------- ---------

          Total Fixed Charges               $35,907  $33,660      $34,970   $36,468   $34,870
                                            ======= =========   ========== ========= =========



   Ratio of Earnings to Fixed Charges         2.72      3.11         2.94      2.92      2.57
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